Exhibit 99.1

Media:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports Third Quarter 2004 Results

MARIETTA, Ga., November 3, 2004.  Graphic Packaging Corporation (NYSE: GPK) today reported net income for third quarter 2004 of $5.5 million or $0.03 per diluted share, based upon 203.1 million shares.  Results for the quarter compare to a third quarter 2003 net loss of $52.8 million, or $(0.32) per diluted share, based upon 163.8 million shares.

In August 2003, Graphic Packaging International Corporation and Riverwood Holding, Inc. merged in a stock-for-stock transaction and, at that time, Riverwood Holding, Inc. was renamed Graphic Packaging Corporation.  The merger has been accounted for as a purchase transaction.  Results for 2004 discussed herein are those of the merged company.  Results for third quarter 2003 represent those of Riverwood Holding, Inc. for the period July 1, 2003 through August 8, 2003 (the merger date) along with merged company results from August 9, 2003 through September 30, 2003. The unaudited pro forma combined financial information discussed within this release represents the Company's pro forma combined financial information as if the merger had occurred on January 1, 2003. The unaudited pro forma net loss for third quarter 2003 was $47.6 million or $(0.24) per diluted share based upon 198.3 million shares.  Unaudited pro forma Statements of Operations for each quarter of 2003 are provided as a supplementary table to this release.

Earnings for the third quarter reflect steady sales in both the beverage and the food and consumer products packaging businesses, along with faster than expected recognition of merger synergies.  These positive factors were somewhat offset by inflationary pressures on energy, chemicals and coatings, and fiber.

During the third quarter, the Company generated $72.5 million in cash flow from operations.   Of this amount, $28.1 million was used to fund capital expenditures and $21.8 was used for debt reduction, while cash and cash equivalents increased $20.6 million.

“Continued execution of the business strategies set forth during the merger is delivering strong financial results and generating cash for debt reduction,” said Stephen M. Humphrey, President and Chief Executive Officer.  “We are driving top line growth through product innovation, cross selling opportunities, and integration.  During the third quarter, for example, Pepsi launched its Aquafina® product packaged in our Fridge Vendor® beverage carton.  Our continued penetration into the bottled water market is exciting, as this is one of the fastest growing segments of the U.S. beverage market.  On the cross-selling side, a long time legacy Graphic Packaging customer, Quaker, launched its Instant Quaker Oats club store variety pack in the Riverwood patented Z-Flute® application.  Finally, we are continuing to convert cartons once using SBS or CRB to our CUK substrate.  Since the merger date, our CUK volume has increased by an annualized 40,000 tons.”

“At the same time, the Company remains focused on reducing costs and increasing margins. We continue to take embedded costs out of the system through our Six Sigma and other Continuous Improvement programs coupled with the recognition of merger related synergies.  One facet of our synergy program, the rationalization of the company’s manufacturing capacity, continues to progress.  We continue towards the planned closures of the Clinton, MS and Bow, NH carton plants along with the mid-2005 launch of our new facility in Fort Smith, AR.  These plant actions, in conjunction with the last phase of expansion at our Lumberton, NC facility, will complete our sheet-fed modernization program.  There are, however, costs that we cannot control.  Unfortunately, the Company continues to be negatively impacted by inflationary pressures.  As a result, our costs have increased steadily for energy, chemicals and coatings, and fiber.”

Net sales increased 29.1% to $617.2 million during third quarter 2004, compared to third quarter 2003 net sales of $478.1 million.  Net sales were $31.8 million or 5.4% higher than pro forma net sales of $585.4 million for third quarter 2003.  Net sales were impacted by:

•                  A 3.7% year over year increase in North American carton sales, despite lower pricing.  The increase was driven by higher volumes in both the beverage and the food and consumer product sectors.

•                  Increased containerboard sales of $7.4 million or 38.8% over third quarter 2003, primarily due to improved pricing.

•                  A positive contribution of $8.9 million due to favorable foreign currency exchange rates.  The Company’s total international sales were $104.7 million or approximately 17% of total sales for third quarter 2004.

Income from operations for third quarter 2004 was $47.0 million, compared to third quarter 2003 income from operations of $33.1 million. Unaudited pro forma income from operations was $39.3 million for the third quarter 2003.  The Company continues to benefit from its ongoing cost cutting initiatives and synergy recognition.  However, income from operations was negatively impacted by:

•                  Energy costs, primarily natural gas at our U.S. mills, which were up approximately $3.3 million in third quarter 2004 versus pro forma costs for third quarter 2003.

•                  Fiber costs at our U.S. mills, which were up approximately $2.6 million in third quarter 2004 versus pro forma costs for third quarter 2003.

•                  Chemicals and coatings at our U.S. mills, which were up approximately $1.3 million in third quarter 2004 versus pro forma costs for third quarter 2003.

•                  Year over year manufacturing variances of approximately $4.0 million, primarily related to the roll out of the Fridge Vendor® beverage carton.  This variance is expected to decrease as the Company’s beverage manufacturing initiative nears completion.

•                  Depreciation and amortization expense for the quarter of $58.8 million compared to $53.5 million on a pro forma basis for third quarter 2003

•                  A charge of approximately $2.4 million related to asset retirements, principally at our paperboard mills, reflected in other expense, net.

Net interest expense was $38.4 million for third quarter 2004, as compared to pro forma net interest expense of $39.5 million for third quarter 2003.

Income tax expense for the 2004 and 2003 periods was primarily incurred on income earned in foreign countries.  The Company has a $1.3 billion net operating loss that is available to shelter future taxable income in the United States, subject to limitations as described in the Company’s filings with the Securities and Exchange Commission (SEC).

Capital expenditures for third quarter 2004 were $28.1 million, of which approximately $5.5 million was related to the Company’s beverage carton manufacturing initiative.  Expenditures on this initiative now total approximately $61.3 million of the total projected expenditure of $70 million to $75 million during the 2003-2005 period.  Total capital expenditures on a year-to-date basis are $103.4 million.

EBITDA for third quarter 2004 was $105.8 million versus $92.8 million on a pro forma basis for third quarter 2003.  Credit Agreement EBITDA for third quarter 2004 was $115.8 million, versus $106.2 million on a pro forma basis for third quarter 2003.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a financial measure used to determine compliance with certain covenants thereunder.  Credit Agreement EBITDA is calculated on a pro forma basis and should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity.  Borrowings under the Credit Agreement are a key source of the

Company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA is attached to this release.

Later this week, Graphic Packaging Corporation intends to file its Form 10-Q Report for the period ended September 30, 2004.  In addition, the Company will host a conference call at 10:00 am (EST) on Thursday, November 4, 2004 to discuss the results of the quarter.  To access the conference call, listeners calling from within North America should dial 1-800-392-9489 at least 10 minutes prior to the start of the conference call.  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of Graphic Packaging Corporation’s expectations for reduction of debt, production efficiency improvements, synergies from the merger and capital expenditures in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategies and achieve forecast synergies from the merger, the Company’s substantial amount of debt, continuing pressure for lower cost products, increases and volatility in raw materials and energy costs, rising labor costs, our ability to pass these increased costs on to our customers, unfavorable currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

(Unaudited)

	Sept. 30, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and Equivalents	$25.9	$17.5
Receivables, Less Allowance for Doubtful Accounts of $2.2 and $4.4 at September 30, 2004 and December 31, 2003, respectively	236.4	198.5
Inventories	298.2	306.9
Prepaid Expenses	15.1	15.1

Total Current Assets	575.6	538.0
Property, Plant and Equipment, Net of Accumulated Depreciation of $1,028.0 and $908.4 at September 30, 2004 and December 31, 2003, respectively	1,655.7	1,722.9
Goodwill	643.4	624.3
Intangible Assets, Net of Accumulated Amortization of $61.7 and $38.0 at September 30, 2004 and December 31, 2003, respectively	169.6	192.3
Other Assets	120.6	122.8

Total Assets	$3,164.9	$3,200.3

LIABILITIES
Current Liabilities:
Short-Term Debt	$42.7	$38.4
Accounts Payable and Other Accrued Liabilities	319.2	346.7
Total Current Liabilities	361.9	385.1

Long Term Debt, Less Current Portion	2,083.2	2,116.2
Other Noncurrent Liabilities	225.2	210.0
Total Liabilities	2,670.3	2,711.3

SHAREHOLDERS’ EQUITY
Preferred Stock, Par Value $0.01 Per Share; 50,000,000 Shares Authorized; No Shares Issued or Outstanding	—	—
Common Stock, Par Value $0.01 Per Share; 500,000,000 Shares Authorized; 198,578,608 and 198,378,110 Shares Issued and Outstanding at September 30, 2004 and December 31, 2003, respectively	2.0	2.0
Capital in Excess of Par Value	1,169.2	1,168.5
Unearned Compensation	(0.4)	—
Accumulated Deficit	(604.7)	(598.0)
Minimum Pension Liability Adjustment	(59.1)	(60.2)
Accumulated Derivative Instruments Loss	(1.0)	(12.7)
Cumulative Currency Translation Adjustment	(11.4)	(10.6)
Total Shareholders’ Equity	494.6	489.0
Total Liabilities and Shareholders’ Equity	$3,164.9	$3,200.3

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Millions, Except Per Share Amounts)
 (Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Net Sales	$617.2	$478.1	$1,799.4	$1,114.7
Cost of Sales	513.0	396.7	1,508.1	912.9
Selling, General and Administrative	48.6	44.7	146.0	105.4
Research, Development and Engineering	2.1	2.1	6.9	5.4
Other Expense, Net	6.5	1.5	28.0	3.7
Income from Operations	47.0	33.1	110.4	87.3
Loss on Early Extinguishment of Debt	—	(45.3)	—	(45.3)
Interest Income	0.1	0.1	0.3	0.3
Interest Expense	(38.5)	(39.7)	(112.6)	(107.5)
Income (Loss) before Income Taxes and Equity in Net Earnings of Affiliates	8.6	(51.8)	(1.9)	(65.2)
Income Tax Expense	(3.6)	(1.4)	(6.0)	(4.8)
Equity in Net Earnings of Affiliates	0.5	0.4	1.2	1.1
Net Income (Loss)	$5.5	$(52.8)	$(6.7)	$(68.9)

Income (Loss) Per Share - Basic	$0.03	$(0.32)	$(0.03)	$(0.52)
Income (Loss) Per Share - Diluted	$0.03	$(0.32)	$(0.03)	$(0.52)

Weighted Average Number of Shares Outstanding - Basic	198.6	163.8	198.5	131.4
Weighted Average Number of Shares Outstanding - Diluted	203.1	163.8	198.5	131.4

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

(Unaudited)

	Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(6.7)	$(68.9)
Noncash Items Included in Net Loss:
Depreciation and Amortization	173.0	104.9
Loss on Early Extinguishment of Debt	—	16.7
Deferred Income Taxes	(1.1)	0.2
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	17.9	13.4
Equity in Net Earnings of Affiliates, Net of Dividends	(0.2)	(0.5)
Amortization of Deferred Debt Issuance Costs	6.5	5.5
Loss on Retirement of Assets	7.3	—
Other, Net	(2.4)	11.6
Changes in Operating Assets & Liabilities:
Receivables	(35.3)	3.6
Inventories	5.2	(4.8)
Prepaid Expenses	3.4	(1.4)
Accounts Payable and Other Accrued Liabilities	(24.0)	(20.3)
Other Noncurrent Liabilities	(2.1)	1.7

Net Cash Provided by Operating Activities	141.5	61.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(103.4)	(75.9)
Acquisition Fees	—	(91.8)
Cash Acquired in Merger	—	6.1
Proceeds from Sales of Assets, Net of Selling Costs	11.8	—
Change in Other Assets	(11.4)	3.0

Net Cash Used in Investing Activities	(103.0)	(158.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	452.7	343.0
Payments on Revolving Credit Facilities	(473.5)	(305.3)
Proceeds from Issuance of Debt	—	2,125.0
Increase in Debt Issuance Costs	—	(55.2)
Premium Paid on Early Extinguishment of Debt	—	(28.6)
Payments on Debt	(9.9)	(1,980.4)
Issuance of Common Stock	0.4	0.2
Repurchases of Redeemable Common Stock	—	(1.0)
Net Cash (Used in) Provided by Financing Activities	(30.3)	97.7
Effect of Exchange Rate Changes on Cash	0.2	0.1
Net Increase in Cash and Equivalents	8.4	0.9
Cash and Equivalents at Beginning of Period	17.5	13.8
Cash and Equivalents at End of Period	$25.9	$14.7

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of our performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended		Nine Months Ended
	Sept 30, 2004	Sept 30, 2003 (C)	Sept 30, 2004	Sept 30, 2003 (C)
Net Income (Loss)	$5.5	$(47.6)	$(6.7)	$(60.4)
Add (Subtract):
Income Tax Expense	3.6	1.2	6.0	5.8
Equity in Net Earnings of Affiliates	(0.5)	(0.4)	(1.2)	(1.1)
Interest Expense, Net	38.4	39.5	112.3	111.8
Loss on Early Extinguishment of Debt	—	46.6	—	46.6
Depreciation and Amortization	58.8	53.5	173.0	159.4

EBITDA	105.8	92.8	283.4	262.1

Other Non-Cash Charges (A)	7.3	5.7	26.9	17.1
Merger Related Expenses	2.7	7.7	4.9	11.2
Dividends from Equity Investments	—	—	1.1	0.7

Credit Agreement EBITDA (B)	$115.8	$106.2	$316.3	$291.1

Notes:

(A) Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

(C) Credit Agreement EBITDA for the three and nine months ended September 30, 2003 is calculated on a pro forma basis giving effect to the merger as if the Senior Secured Credit Agreement was in effect with respect to such periods.

COMBINED COMPANY

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended				Year Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Dec. 31, 2003
Net Sales	$543.1	$599.0	$585.4	$568.6	$2,296.1
Cost of Sales	457.7	505.7	484.9	485.6	1,933.9
Selling, General and Administrative, Research, Development and Engineering	57.4	57.9	61.2	64.2	240.7

Income from Operations	28.0	35.4	39.3	18.8	121.5

Interest Expense, Net	(36.1)	(36.2)	(39.5)	(36.3)	(148.1)

Loss on Early Extinguishment of Debt	—	—	(46.6)	—	(46.6)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(8.1)	(0.8)	(46.8)	(17.5)	(73.2)
Income Tax (Expense) Benefit	(1.0)	(3.6)	(1.2)	3.3	(2.5)
Loss before Equity in Net Earnings of Affiliates	(9.1)	(4.4)	(48.0)	(14.2)	(75.7)

Equity in Net Earnings of Affiliates	0.2	0.5	0.4	0.2	1.3
Net Loss	$(8.9)	$(3.9)	$(47.6)	$(14.0)	$(74.4)
Loss Per Diluted Share	$(0.04)	$(0.02)	$(0.24)	$(0.07)	$(0.38)
Weighted Average Number of Diluted Shares Outstanding	198.4	198.4	198.3	198.4	198.3

Other Data:
Total Depreciation & Amortization	$52.9	$53.0	$53.5	$55.5	$214.9

The unaudited condensed pro forma combined financial information above is based on the Company’s actual financial results for the periods indicated and the historical results of Graphic from the beginning of the periods presented through the date of the Merger. The pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States of America and is provided for comparison and analysis purposes only. The unaudited pro forma combined financial information does not purport to represent the combined company’s results of operations or financial condition had the Merger and Related Financing Transactions actually occurred as of such dates or of the results that the combined company would have achieved after the Merger.

Adjustments contained in the above Unaudited Condensed Pro Forma Combined Statement of Operations are consistent to those adjustments within the Unaudited Condensed Pro Forma Combined Statement of Operations included in the Company’s Form 10-K for the year ended December 31, 2003.